Exhibit 10.2

OrthoSupply Management, LLC

Employee Agreement

1.	STATUS OF EMPLOYEE

The parties intend that this Agreement creates an employer/employee relationship between OrthoSupply Management, LLC (“OSMI”) and Robert Coffill (“Employee”) as of 18th of the month of April in the year 2005. Employee acknowledges that he is not being hired for any set period of time; rather, Employee is hired as an employee at-will and, as such, may be terminated at any time without notice or cause. Employee will utilize his best and full-time efforts to perform the services set forth on Addendum A.

2. COMPLIANCE WITH LAWS AND REGULATIONS

All Services rendered by Employee shall conform with and be in fill compliance with all applicable laws, rules, ordinances, and regulations adopted or required by any federal, state, city, or town governmental Anti-Kick Back Statues and Stark Act. Employee shall follow all policies and procedures of OSMI.

3.	TERRITORIES

Employee agrees to utilize his best and full-time efforts to promote and sell OSMI’s services.

4.	COMPENSATION AND MEMBERSUIP INTEREST

Employee will be paid in accordance with Addendum B. Employee will also receive a membership interest in OSMI in accordance with Addendum C.

5.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

a	For purposes of this Agreement, “Confidential Information” means any information or compilation of information that is proprietary to OSMI and relates to OSMI’s existing or reasonably foreseeable business, including, but not limited to, any information disclosed by OSMI to Employee pursuant to this Agreement which is in oral, written, graphic, machine readable or other tangible form and is described, without limitation, as trade secrets, patents, copyright, data documents, proprietary information, software programs, software source documents, models, inventions, know-how, processes, product, samples, design data, design details and specifications, engineering, financial forecasts, marketing plans, sales techniques, existing or potential customer lists, protected health information (“PHI”), all other customer information and other information relating to this Agreement. Unless otherwise stated in writing by OSMI, all information disclosed by OSMI to Employee under this Agreement shall remain confidential without OSMI being obligated to specifically identify, by notice or any other action, any information or material as to which the protection of this Agreement is desired.

b.	Employee will, after receipt of the OSMI’s Confidential Information, and at all times treat as confidential all Confidential Information of the OSMI and will not use the Confidential Information except as expressly set forth herein or otherwise authorized in writing, will implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the OSMI’s Confidential Information and will not disclose the Confidential information to any third party except to (a) those who need to use the Confidential Information in performance of their Services or (b) as may otherwise be required pursuant to the order of any law or governmental Employee requiring disclosure; provided that Employee shall first notify OSMI of such order and afford OSMI the opportunity to seek a protective order relating to such disclosure. Notwithstanding the above, Employee will not be liable to OSMI with regard to any Confidential Information which:

•	is now available or becomes available to the public without breach of this Agreement;

•	is known by Employee at the time of disclosure and is not subject to restriction;

•	is developed or learned by Employee completely independently of the Confidential Information received by OSMI by persons having no access to such disclosed Confidential Information;

•	is lawfully obtained from a third party which has the right to make such disclosure free of any secrecy restrictions; or

•	is released for publication or use by OSMI in writing.

6.	NON-COMPETITION AND NON-SOLICITATION

During Employee’s employment and for a period of two (2) years after the termination Employee’s employment with OSMI hereunder (for any reason), Employee wilt not directly or indirectly:

(a)	engage in activities similar or reasonably related to those in which Employee shall have engaged hereunder prior to Employee’s termination for, nor render services similar or reasonably related to those which Employee shall have rendered or have attempted to render hereunder to, any person or entity whether now existing or hereafter established which competes with OSMI in any line of business currently engaged in by OSMI, including without limitation, companies which engage in the sale of durable medical equipment to hospitals, surgical centers or physicians or in the provision of consulting or billing services to these groups;

(b)	solicit, entice, induce or encourage any of OSMI’s customers or potential customers to alter their relationship with OSMI in any way; and

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(c)	solicit, entice, induce or encourage any of OSMI’s employees or contractors to alter their relationship with OSMI in any way.

7.	PROPERTY OF OSMI

Except as otherwise provided herein, all ideas, documents, technology, know-how, products, inventory, equipment training materials, customer lists, potential customer lists, customer profiles, advertising materials, information, Confidential Information and works of any description created for, or received from, OSMI is the exclusive property of OSMI (the “Property”) and OSMI owns the right, title and interest in and to all Property and all improvements thereto. In the event this Agreement is terminated for any reason, Employee agrees that any Property in its possession will be returned to OSMI or destroyed immediately.

8.	VENUE AND GOVERNING LAW

This Agreement has been negotiated and entered into in the Commonwealth of Massachusetts and shall be governed by, construed, and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, excluding the conflict of law principals thereof. Venue for any action concerning this Agreement shall be only in the State or Federal Courts of the Commonwealth of Massachusetts, and the parties hereby consent to the exclusive jurisdiction of those courts for all purposes hereunder.

9.	WAIVER

No breach of this Agreement can be waived except in writing. Waiver of any breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

OrthoSupply Management, LLC	Robert Coffill, Employee

/s/ John Hallal	/s/ Robert Coffill

John R. Hallal, President/CEO
Date:	Date:

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ADDENDUM A

SERVICES

Employee agrees to use his best and full-time efforts to develop demand for and promote OSMI’s services in his assigned Territories. In addition to the obligations set forth in the Agreement, Employee shall perform the following minimum Services:

•	Promptly follow through on all inquiries or leads developed by OSMI.

•	Only solicit sales for OSMI services unless he obtains prior written consent of OSMI.

•	Assist OSMI in obtaining any and all documentation from prescribing physicians to support medical necessity and proper billing.

•	Report promptly any compliance-related issues to OSMI’s Compliance Officer in accordance with OSMI’s corporate compliance program.

•	Comply with all applicable OSMI Policies & Procedures as outlined in the OSMI Employee Policy & Procedure Manual and any other operational policies and procedures as provided by OSMI.

ADDENDUM B

COMPENSATION

Employee shall be paid a salary equal to $7,000.00 per month ($3,230.77 biweekly), less all applicable payroll deductions.

ADDENDUM C

MEMBERSHIP INTEREST

Employee shall receive a 2% membership interest in OSMI on April 30, 2005. In addition, OSMI will grant Employee additional membership interests in OSMI, if during Employee’s employment, OSMI achieves certain revenue targets. These targets are based on the definition of OSMI Revenue set forth herein. “OSMI Revenue” is defined as revenue actually received by the Company from its customer clinics, minus any and all revenue derived from billing and collection (fees). Revenue that is not received but only “booked” does not constitute “OSMI Revenue” for purposes of calculating commissions due you.

OSMI Revenue Target*	Membership Equity Interest Grant
$10,000,000 in annual revenue	2%
$15,000,00 in annual revenue	2%
$20,000,000 in annual revenue	2%
$25,000,000 in annual revenue	2%

*	The Targets set forth above are defined in terms of run rates for three (3) straight months; for example, you would be entitled to a 2% membership interest after OSMI Revenue reaches a run rate of at least $833,333.33 per month for three (3) straight months.